Exhibit 10.1

INDUCEMENT AWARD FOR RESTRICTED STOCK

Granted by

BCB BANCORP, INC.

RESTRICTED STOCK INDUCEMENT AWARD AGREEMENT

BCB Bancorp, Inc. (the “Company”) hereby grants to Thomas O’Brien (the “Grantee”) this inducement award for restricted stock (the “Restricted Stock Award”). The Grantee hereby accepts this Restricted Stock Award, subject to all the terms and provisions of this Restricted Stock Award Agreement (the “Agreement”), and agrees that all decisions under and interpretations of this Agreement by the Company’s Compensation Committee of the Board of Directors of the Company (“Committee”) will be final, binding and conclusive upon the Grantee and the Grantee’s heirs, legal representatives, successors and permitted assigns. Except where the context otherwise requires, the term “Company” will include the parent and all present and future subsidiaries of the Company as defined in Section 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). Any reference to the “Bank” herein shall refer to BCB Community Bank and any reference to “Employer” shall mean either or both the Company and the Bank.

1.	Name of Grantee: Thomas M. O’Brien

2.	Date of Grant: June 5, 2026

3.	Total number of shares of Company common stock, no par value per share, covered by the Restricted Stock Award.

709,220 (subject to adjustment pursuant to Section 10 hereof).

4.	Vesting Schedule. Except as otherwise provided in this Agreement, this Restricted Stock Award first becomes earned in accordance with the vesting schedule specified herein.

The Restricted Stock granted under this Agreement shall vest in accordance with the following schedule: twenty percent (20%) of the shares of Restricted Stock will vest on each of December 31, 2026, December 31, 2027, December 31, 2028, December 31, 2029 and December 31, 2030; in each case, subject to the Grantee’s continued service with the Employer (whether as an employee, consultant or member of the board of directors of the Company or the Bank), subject to accelerated vesting under Section 9 and 11 of this Agreement. Notwithstanding the foregoing, to the extent vesting would vest in a fractional share of Restricted Stock vesting, the number of shares of Restricted Stock vesting should be rounded to the nearest share (with “.5” of a share rounded up).

5.	Non-Plan Grant: Incorporation of Terms of Plan.

5.1

This Restricted Stock Award is made and granted as a stand-alone award, separate and apart from, and outside of, the BCB Bancorp, Inc. 2023 Equity Incentive Plan (the “Plan”), and shall not constitute an award granted under or pursuant to the Plan. Notwithstanding the foregoing, the terms, conditions and definitions set forth in the Plan shall apply to the Restricted Stock Award as though the Restricted Stock Award had been granted under the Plan and the Restricted Stock Award shall be subject to such terms, conditions and definitions, which are hereby incorporated into this Agreement by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control. Notwithstanding any other provision of this Agreement to the contrary, this Restricted Stock Award is granted either by a majority of the Company’s independent directors or by the independent compensation committee of the Company’s board of directors within the meaning of NASDAQ Listing Rule 5605(a)(2).

5.2

Employment Inducement Grant. This Restricted Stock Award is intended to constitute an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4), and consequently is intended to be exempt from the NASDAQ rules regarding stockholder approval of equity compensation plans. This Agreement and the terms and conditions of this Restricted Stock Award shall be interpreted in accordance with and consistent with such exemption.

6.	Grant of Restricted Stock Award.

The Restricted Stock Award will be in the form of issued and outstanding shares of Stock that will be either registered in the name of the Grantee and held by the Company, together with a stock power executed by the Grantee in favor of the Company, pending the vesting or forfeiture of the Restricted Stock, or registered in the name of, and delivered to, the Grantee. Notwithstanding the foregoing, the Company may in its sole discretion, issue Restricted Stock in any other format (e.g., electronically) in order to facilitate the paperless transfer of such Awards.

If certificated, the certificates evidencing the Restricted Stock Award will bear a legend restricting the transferability of the Restricted Stock. The Restricted Stock awarded to the Grantee will not be sold, encumbered hypothecated or otherwise transferred except in accordance with the terms of the Plan and this Agreement.

7.	Terms and Conditions.

7.1 Voting. The Grantee will have the right to vote the shares of Restricted Stock awarded and shall have voting rights related to the unvested, non-forfeited Restricted Stock, and such voting rights shall be exercised by the Grantee in his discretion on matters which require stockholder vote.

7.2 Dividends. No cash dividends or distributions declared with respect to shares of Restricted Stock awarded shall be paid to the Grantee unless and until the Grantee vests in such underlying Restricted Stock Award. Upon the vesting of a Restricted Stock Award, any cash dividends or distributions declared but not paid during the vesting period with respect to such Restricted Stock Award shall be paid to the Grantee within thirty (30) days following the vesting date. Any stock dividends declared on shares of Stock subject to a Restricted Stock Award shall be subject to the same restrictions and shall vest at the same time as the shares of Restricted Stock from which said dividends were derived. All unvested dividends shall be forfeited by the Grantees to the extent their underlying Restricted Stock Awards are forfeited.

8.	Delivery of Shares.

Delivery of shares of Stock under this Restricted Stock Award will comply with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

9.	Change in Control.

Upon a “Change of Control” (as defined in Section 3(e) of the Employment Agreement by and among the Company, Bank and Grantee, effective as of June 1, 2026 (the “CEO Employment Agreement”)), if a Purchaser (as defined in Section 3(e) of the CEO Employment Agreement) or its applicable affiliate does not either assume the Restricted Stock and continue its vesting in accordance with its terms and the terms of this Agreement or exchange the Restricted Stock for restricted stock of the Purchaser or its applicable affiliate with substantially the same terms, including remaining vesting schedule, as the Restricted Stock, then the unvested portion of the Restricted Stock will vest immediately in full. If, upon or following (A) a “Change of Control” (as defined in Section 3(e) of the CEO Employment Agreement), or (B) (I) the signing of a definitive agreement for a transaction which, if consummated, would result in a Change of Control, or (II) the public announcement of an event which would result in a Change of Control or (III) the commencement of negotiations that would result in a Change of Control as evidenced by an executed letter of intent which negotiations have not been terminated at the time of the termination of Grantee’s employment (any of the events in (A) or (B)(I), B(II), or (B)(III), a “Vesting Acceleration Event”), the Company or the Bank or any successor terminates Grantee’s employment without Cause (as defined in Section 4(b) of the CEO Employment Agreement) or Grantee resigns for Good Reason (as defined in Section 4(e) of the CEO Employment Agreement), the unvested portion of the Restricted Stock will vest immediately in full upon Grantee’s termination of employment.

10.	Adjustment Provisions.

This Restricted Stock Award, including the number of shares subject to the Restricted Stock Award, will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 3.4 of the Plan.

11.	Effect of Termination of Service on Restricted Stock Award.

11.1	This Restricted Stock Award will vest as follows:

(i)

Death. In the event of: (i) Grantee’s death during the Employment Period (as defined in Section 2 of the CEO Employment Agreement), any unvested Restricted Stock will be forfeited, and (ii) if the Grantee’s death occurs after the Employment Period and while the Grantee is serving as a director of the Company or Bank, any unvested Restricted Stock will vest immediately.

(ii)

Disability. In the event of: (i) Grantee’s Disability (as defined in Section 4(d) of the CEO Employment Agreement) during the Employment Period, any unvested Restricted Stock will be forfeited, and (ii) if the Grantee’s Disability occurs after the Employment Period and while the Grantee is serving as a director of the Company or Bank, any unvested Restricted Stock will vest immediately.

(iii)

Termination for Cause. If the Grantee’s Service has been terminated for Cause (under the terms of Section 4(a) of the Employment Agreement), any Restricted Stock Award that has not vested as of the date of Termination of Service shall expire and be forfeited.

(iv)

Accelerated Vesting. Unless the Grantee’s employment has previously been terminated by the Company and the Bank during the Employment Period, if the Bank or any successor does not continue to appoint Grantee as a member of the board of directors of the Company or the Bank or any successor for the two year period following the third anniversary of the Effective Date (as defined in the first paragraph of the CEO Employment Agreement) or takes action to remove Grantee as a member of the board of directors of the Company or the Bank or any successor during such period, the unvested portion of the Restricted Stock will vest immediately in full upon such a failure to so appoint, or action taken to remove, Grantee. For purposes of clarity, if the shareholders of the Company do not elect Grantee as a member of the board of directors of the Company, the unvested portion of the Restricted Stock will not be entitled to accelerated vesting.

(v)

Other Termination. Notwithstanding anything to the contrary in this Agreement, if, prior to a Vesting Acceleration Event, the Company or the Bank terminates Grantee’s employment without Cause (as defined in Section 4(b) of the CEO Employment Agreement) or the Grantee resigns for Good Reason (as defined in Section 4(e) of the CEO Employment Agreement), then a percentage of the Restricted Stock which would otherwise vest during the calendar year in which his employment terminates will vest immediately, with such percentage being equal to the number of days during which the Grantee was employed during such calendar year divided by 365, and all remaining unvested Restricted Stock will be forfeited as of the date of termination.

12.	Miscellaneous.

12.1

No Restricted Stock Award will confer upon the Grantee any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights, unless specifically noted herein.

12.2	This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Grantee.

12.3	Restricted Stock Awards are not transferable prior to the time such Awards vest in the Grantee.

12.4	This Restricted Stock Award will be governed by and construed in accordance with the laws of the State of New Jersey.

12.5

This Restricted Stock Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of stock hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf as of the date of grant of this Restricted Stock Award set forth above.

BCB BANCORP, INC.

By: Ryan Blake
Its: Executive Vice President and Chief Operating Officer

GRANTEE’S ACCEPTANCE

The undersigned hereby accepts the foregoing Restricted Stock Award and agrees to the terms and conditions hereof.

GRANTEE

Thomas M. O’Brien